                                 EXHIBIT (1)(a)

                       RESOLUTION OF BOARD OF DIRECTORS OF
                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                                  CERTIFICATION

     I, Sara L. Haas, being a duly constituted Assistant Secretary of Western Reserve Life Assurance Co. of Ohio, a corporation organized under the laws of Ohio, hereby certify that the following is a true and correct copy of a resolution adopted by the Board of Directors of said corporation by Unanimous Written Consent dated December 17, 2003, and that said resolution is still in full force and effect:

     RESOLVED, that the officers of the Company be and they hereby are authorized to establish the "Separate Account VA V", a separate account for the purpose of selling approved variable insurance contracts;

     BE IT FURTHER RESOLVED, that the officers of this company be and they hereby are authorized and instructed to take any and all actions necessary in order to carry out the powers hereby conferred, including but not limited to, the filing of any statement and amendments thereto with the Securities and Exchange Commission, execution of any and all required underwriting agreements, state regulatory filings, Blue Sky filings, policy filings, and to execute any and all other documents that may be required by any Federal, state or local regulatory agency in order to operate the separate account.

     Dated this 18th day of December, 2003.

                                                        /s/ Sara L. Haas
                                                     ---------------------------
                                                            Sara L. Haas